Exhibit 10.1

November [_], 2019
PG&E Corporation
77 Beale Street
P.O. Box 770000
San Francisco, California 94177

Re: Chapter 11 Plan Backstop Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to the chapter 11 bankruptcy cases, lead case no. 19-30088 (the “Chapter 11 Cases”), currently pending before the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”), in which PG&E Corporation (“PG&E” or the “Company”) and Pacific Gas and Electric Company (the “Utility” and together with PG&E, the “Debtors”) are debtors in possession.  Reference is further made to the Chapter 11 plan of reorganization that includes Abrams Capital Management, L.P. (or certain funds and accounts it manages) (“Abrams” or a “Shareholder Proponent”) and Knighthead Capital Management, LLC (or certain funds and accounts it manages) (“Knighthead” or a “Shareholder Proponent”) as plan proponents with the Debtors and is in a form that is acceptable to each of Knighthead, Abrams, and the Debtors (as may be amended, modified or otherwise changed in accordance with this Backstop Commitment Letter, the “Plan”) to implement the terms and conditions of the reorganization of the Debtors as provided therein.  Capitalized terms used in this backstop commitment letter (this “Backstop Commitment Letter”) or in the exhibits hereto but not otherwise defined shall have the meanings ascribed to them in the Plan.  The word “including” means “including, without limitation”.

In order to facilitate the Debtors’ emergence from Chapter 11, pursuant to this Backstop Commitment Letter, and subject to the terms, conditions and limitations set forth herein and in consideration for the Backstop Commitment Premium, the undersigned Backstop Party (the “Backstop Party”) is willing to purchase, on the Effective Date, an amount of New HoldCo Common Stock and Backstop TBM Trust Interests (as defined herein) up to its Backstop Commitment Amount (as defined herein) at the Backstop Price (as defined herein).

In addition, PG&E has separately solicited and negotiated and expects to enter into substantially similar backstop commitment letters (“Other Backstop Commitment Letters”) with other funding sources (“Other Backstop Parties”) pursuant to which such Other Backstop Parties will commit to purchase New HoldCo Common Stock and Backstop TBM Trust Interests on the Effective Date (such commitments, “Other Backstop Commitments,” and together with this Backstop Commitment, the “Aggregate Backstop Commitments”).

1.           Equity Offerings.

a.          Structure.  The Plan, among other things, shall provide that, on the Effective Date, Reorganized HoldCo shall issue shares of New HoldCo Common Stock for up to $12 billion of aggregate net cash proceeds to Reorganized Holdco (the “Equity Offering Cap”).  PG&E shall structure the offering of any such shares of New HoldCo Common Stock (or rights pursuant to which any such shares may be issued or other securities convertible into any such shares) (the “Equity Offering”) in accordance with the terms of this Section 1, including the following parameters:

(i)          if the Implied P/E Multiple with respect to such Equity Offering equals or exceeds the greater of (A) 13.5 and (B) 13.5 times one plus any percentage change of the Applicable Utility Index Multiple (as defined herein) as measured on November 1, 2019 and the Determination Date (as defined herein), then PG&E shall be permitted to conduct the Equity Offering in any form of primary equity offering (including any public offering, regular way offering, at-the-market equity offering, block trade, modified Dutch auction or other auction pricing mechanism, rights offering, private placement, “PIPE” sale or other registered or  unregistered transaction) upon such terms and conditions as may be determined by the Board (a “Permitted Equity Offering”), including such terms and conditions that are reasonably advisable (based on the advice of the Debtors’ tax advisors after consultation with Jones Day) in order to avoid an “ownership change” within the meaning of Section 382 and the Treasury Regulations promulgated thereunder or to otherwise preserve the ability of the Debtors to utilize their net operating loss carryforwards and other tax attributes (collectively, the “NOLs”);

(ii)          if the Implied P/E Multiple with respect to the Equity Offering is less than the Implied P/E Multiple required for a Permitted Equity Offering in Section 1(a)(i) above, but equals or exceeds the lesser of (A) 12 and (B) 12 times one plus the percentage change of the Applicable Utility Index Multiple as measured on November 1, 2019 and the Determination Date (the “Rights Offering Threshold Multiple”), then PG&E shall structure the Equity Offering such that (Y) at least 80%, determined assuming the exercise in full of all of the Rights, of the aggregate cash proceeds of the Equity Offering is to be raised through the exercise of purchase rights (the “Rights”) distributed to holders of PG&E common stock (“Existing Shareholders”) as of a record date to be determined by the Board (the “Record Date”) to purchase shares of New HoldCo Common Stock for cash at a price set forth below (the “Rights Offering”) and (Z) the balance of the aggregate cash proceeds of the Equity Offering is to be raised through any other form of primary equity offering (including any public offering, regular way offering, at-the-market equity offering, block trade, modified Dutch auction or other auction pricing mechanism, private placement, “PIPE” sale or other registered or  unregistered transaction), provided, that entities holding a majority of the Aggregate Backstop Commitments have not objected to the identity of the purchasers and ultimate purchasers, as applicable, in such Equity Offering, to the extent such Equity Offering is not a broadly syndicated underwritten public offering, within three business days of receipt of notice from PG&E;

(iii)          in both of paragraphs (i) and (ii) above, Reorganized Holdco may also raise equity capital (subject to the Equity Offering Cap) by calling on the Backstop Commitments (after giving effect to any reduction of the Backstop Commitments in connection with a Permitted Equity Offering or a Rights Offering, as applicable); and

(iv)          if the Implied P/E Multiple with respect to the Equity Offering would be less than the Rights Offering Threshold Multiple or if for any other reason Reorganized Holdco is unable to execute an Equity Offering, then Reorganized Holdco shall not utilize either a Permitted Equity Offering or a Rights Offering and shall issue shares at the Backstop Price pursuant to the Backstop Commitments up to the amount of the Aggregate Backstop Commitments less the proceeds of any Additional Capital Sources.

“Implied P/E Multiple” means, with respect to any Equity Offering, (A) the price per share at which shares of New Holdco Common Stock are offered to be sold in such Equity Offering (which price (x) in the case of an Equity Offering of rights, shall be the exercise price to acquire a share of New HoldCo Common Stock pursuant to such rights or (y) in the case of an Equity Offering of a security convertible into or exchangeable for shares of New HoldCo Common Stock, shall be the per share price implied by the conversion ratio used to convert the principal amount, liquidation preference or other face amount of such security into a number of shares of New HoldCo Common Stock) (the “Per Share Price”), times (B) the number of fully diluted shares of PG&E (calculated using the treasury stock method) that will be outstanding as of the Effective Date (assuming such Equity Offering and all other equity transactions contemplated by the Plan are consummated and settled on the Effective Date), divided by (C) the Normalized Estimated Net Income as of the Determination Date.

b.          Additional Capital Sources.  PG&E shall conduct the Equity Offering in accordance with the Plan.  The net cash proceeds to PG&E of the Equity Offering shall not exceed the Equity Offering Cap, less the sum of (i) the principal amount of debt that is issued by PG&E in excess of $7 billion in connection with the Plan; (ii) the aggregate liquidation preference of preferred stock (“Mandatory Convertible Preferred Stock”) that is distributed pursuant to the Plan to holders of Wildfire Claims, on the terms and conditions set forth in the exhibits to the Plan; (iii) the proceeds of any preferred stock issued by the Utility (excluding any Utility Preferred Interests that are Reinstated pursuant to the Plan); (iv) the proceeds of any third-party transactions based upon the monetization of any (x) NOLs or (y) tax deductions, in each case arising from the payment of Wildfire Claims that are not otherwise utilized in the Plan (a “Tax Benefits Monetization Transaction”); and (v) the principal amount of any other debt that is issued or reinstated by the Utility and its subsidiaries, excluding any Tax Benefits Monetization Transaction, in excess of $27.35 billion in connection with the Plan (the “Additional Capital Sources”).  During the term of the Backstop Commitment Letter, PG&E shall not issue any senior equity securities (other than the Mandatory Convertible Preferred Stock).  Backstop Parties who are Shareholder Proponents agree to use commercially reasonable efforts to assist the Debtors to facilitate a Tax Benefits Monetization Transaction no later than May 31, 2020.

c.          Rights Offering.  With respect to the Rights Offering:

(i)          the Rights will have a fixed exercise price equal to (a) the Rights Offering Threshold Multiple times (b) the Normalized Estimated Net Income as of the Determination Date, divided by (c) the number of fully diluted shares of PG&E (calculated using the treasury stock method) that will be outstanding as of the Effective Date (assuming all equity is raised by the exercise of all Rights);

(ii)         the Rights shall be transferable;

(iii)        the Board shall provide that holders of Rights who fully exercise their Rights will have over-subscription privileges to subscribe for additional shares of New HoldCo Common Stock to the extent other Rights are not exercised, with over-subscription procedures (including pro-ration rules) determined by the Board;

(iv)        the Board may provide that the Rights or Rights Offering include such terms and conditions that are reasonably advisable (based on the advice of the Debtors’ tax advisors after consultation with Jones Day) in order to avoid an “ownership change” within the meaning of Section 382 and the Treasury Regulations promulgated thereunder or to otherwise preserve the ability of the Debtors to utilize their NOLs, including limitations on the amount of Rights that are exercisable by holders who, together with persons who have a formal or informal understanding with such holders to make a coordinated acquisition of stock within the meaning of Treasury Regulations 1.382-3(a) (an “Entity”), beneficially own in excess of a specified percentage (e.g., 4.75%) of the outstanding shares of PG&E common stock, subject to exceptions to be determined by the Board; provided, however, that such terms and conditions shall not restrict existing holders of PG&E common stock (including any Entity) from acquiring shares that do not increase their aggregate beneficial ownership to more than 4.75% of the outstanding shares of PG&E common stock immediately after the completion of the Rights Offering; and

(v)         the Rights will have such other terms and conditions as may be determined by the Board, as long as such other terms and conditions  are consistent with the Plan and with every other provision of this Backstop Commitment Letter.

d.          Subordinated Claims.  To the extent provided in the Plan, the Debtors may issue Rights or New HoldCo Common Stock to holders of Claims against a Debtor that are subject to subordination pursuant to section 510(b) of the Bankruptcy Code and that arise from or are related to any equity security of the Debtor.

e.          Documentation.  The definitive documentation for any Permitted Equity Offering or any Rights Offering shall be consistent with the Plan.  For the avoidance of doubt, the organizational documents of the Reorganized HoldCo (including its charter) may include limitations and other terms that are reasonably advisable (based on the advice of the Debtors’ tax advisors after consultation with Jones Day) in order to avoid an “ownership change” within the meaning of Section 382 and the Treasury Regulations promulgated thereunder or to otherwise preserve the ability of the Debtors to utilize their NOLs; provided, however, that the organizational documents shall not be modified or amended in a manner that would restrict existing holders of PG&E common stock (including any Entity) from acquiring shares that do not increase their aggregate beneficial ownership to more than 4.75% of the outstanding shares of PG&E common stock immediately after the completion of the Rights Offering; provided further, however, that if the Backstop Commitments will be drawn and as a result the Backstop Party’s aggregate beneficial ownership of shares of PG&E common stock would exceed 4.75% of the outstanding shares of PG&E common stock, then (i) the Debtors may reduce the amount of the Backstop Party’s Backstop Commitment in order to eliminate such excess and (ii) if the Debtors do not make such reduction, the Debtors may not impose any restriction on the transfer of such shares held by the Backstop Party pursuant to the terms of PG&E’s organizational documents.  At least 30 days prior to the filing of the Plan Supplement, PG&E shall give the Backstop Party drafts of the subscription form and any other documentation to be completed by the Backstop Party in connection with funding the Backstop Commitment for its review and comment.  The Plan filed by the Debtors shall include Abrams and Knighthead as plan proponents with the Debtors and be in a form reasonably acceptable to Abrams, Knighthead, and the Debtors, which Plan shall provide for substantially the same classification and treatment, including releases, of all Claims (other than Holdco Other Wildfire Claims and Utility Other Wildfire Claims) as provided in the Debtors’ Joint Chapter 11 Plan of Reorganization filed with the Bankruptcy Court on November 4, 2019.

f.           Use of Proceeds.  The Debtors shall only use the proceeds of an Equity Offering to fund obligations to holders of Wildfire Claims under the Plan.

g.          Notices.  Promptly, and in any event, within two days of the Board’s determination of final pricing of any Equity Offering, PG&E shall publicly disclose the form, structure, amount and terms of such Equity Offering, including the Implied P/E Multiple for such Equity Offering.  PG&E shall give the Backstop Party, as soon as reasonably practicable, but in no event later than five business days prior to the Effective Date, (i) written notification setting forth (A) the amount to be funded pursuant to the Backstop Commitment, (B) an estimate of the Backstop Price and (C) the targeted Effective Date and (ii) a subscription form to be completed by the Backstop Party, or other instructions, to facilitate the Backstop Party’s subscription for the New HoldCo Common Stock.

h.          Cooperation.  As reasonably requested by the Debtors, the Backstop Party shall reasonably cooperate with the Debtors with respect to providing information relevant to the preservation of the Debtors’ Tax Attributes, including information regarding (i) the number of shares of PG&E common stock owned by such party (on a holder-by-holder basis) prior to the Rights Offering, (ii) the amount of Rights exercised and shares of New HoldCo Common Stock purchased pursuant to the Backstop Commitment by such persons, and (iii) the amount of Backstop Party’s Shares (as defined below) at any time prior to the Allocation Date upon at least three business days’ notice to the Backstop Party.

2.          Backstop.

a.          Subject to the terms and conditions set forth herein and to the payment and provision of premium to the Backstop Party as provided in Section 2(c), the Backstop Party, solely on behalf of itself, hereby commits to purchase on the Effective Date at the Backstop Price (the “Backstop Commitment”) and up to the dollar amounts set forth on Exhibit A hereto as may be adjusted pursuant to the terms of this Agreement (the “Backstop Commitment Amount”), (i) an amount of shares of New HoldCo Common Stock and (ii) if the Backstop Commitment is drawn and a Tax Benefits Monetization Transaction is not expected to occur on the Effective Date, a pro rata share (calculated as a percentage equal to the Backstop Commitment Amount divided by the Aggregate Backstop Commitments) of Backstop TBM Trust Interests (as defined herein), provided, however, that the Backstop Commitment Amount shall be reduced as necessary to ensure that the aggregate beneficial ownership of the Backstop Party does not exceed 8.99% of the outstanding voting shares of PG&E immediately after the completion of the Rights Offering.  For the avoidance of doubt, in the event the Backstop Commitment is drawn and a Tax Benefits Monetization Transaction is not expected to occur on the Effective Date, the Backstop TBM Trust Interests shall be issued to the Backstop Party as provided in the foregoing clause (ii) for no additional consideration (other than payment of the Backstop Price).

b.           PG&E and the Backstop Party shall cooperate in good faith to prepare and deliver a subscription agreement and any other documentation necessary to effect the private placement of New HoldCo Common Stock to the Backstop Party in accordance with the terms of this Backstop Commitment Letter, which documentation shall be consistent with this Backstop Commitment Letter and the Plan.

c.          The Debtors agree to pay the Backstop Party the Backstop Commitment Premium to the extent provided on Exhibit A and to reimburse on a regular basis the Backstop Party for the reasonable fees and expenses of Jones Day and a financial advisor incurred prior to termination of this Backstop Commitment Letter in connection with the Plan, the Backstop Commitment Letter, and the transactions contemplated herein, provided that such reimbursement shall not exceed $17 million for Jones Day in the aggregate and $19 million for the financial advisor in the aggregate.  The provisions for the payment of the Backstop Commitment Premium and the other provisions provided herein are an integral part of the transactions contemplated by this Backstop Commitment Letter and without these provisions the Backstop Party would not have entered into this Backstop Commitment Letter, and the Backstop Commitment Premium shall, pursuant to an order of the Bankruptcy Court approving this Backstop Commitment Letter, constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code.

d.          Reorganized Holdco will enter into a registration rights agreement with the Backstop Party in respect of the shares of New HoldCo Common Stock that the Backstop Party may acquire in accordance with the Plan and this Backstop Commitment Letter (“Registrable Shares”), which registration rights agreement shall (i) provide for the filing by Reorganized Holdco of a shelf registration statement (whether on Form S-3 or on Form S-1) with the Securities and Exchange Commission (the “SEC”) covering the resale of Registrable Shares as soon following the Effective Date as is permissible under applicable rules and regulations of the SEC, and provide for the requirements to (x) use reasonable best efforts to cause such shelf registration statement to become effective on the earliest date practicable and (y) cause such registration statement to become effective in all events not later than 20 calendar days after the Effective Date, (ii) provide that PG&E’s obligation to maintain an effective shelf registration statement under the registration rights agreement will terminate no earlier than the time that Registrable Shares issued to the Backstop Party may be sold by the Backstop Party in a single transaction without limitation under Rule 144 of the Securities Act (as defined below), (iii) treat the Backstop Party no less favorably than the Other Backstop Parties with respect to its Registrable Shares and (iv) otherwise be in form and substance reasonably acceptable to the holders of a majority of the Aggregate Backstop Commitments.

e.          To the extent that a Tax Benefits Monetization Transaction is not expected to occur on the Effective Date, if the Backstop Commitment is drawn, no later than five (5) business days prior to the Effective Date, the Debtors shall form the Backstop TBM Trust (as defined herein) pursuant to the Backstop TBM Trust Agreement (as defined herein).  The Backstop TBM Trust shall enter into the Tax Receivables Agreement (as defined herein) with the Utility.

f.          To the extent that PG&E agrees to terms that are more favorable to an Other Backstop Party in an Other Backstop Commitment Letter (excluding terms that apply proportionately relative to the size of such Other Backstop Party’s backstop commitment), PG&E shall provide notice of such terms to the Backstop Party no later than 10 days after the Allocation Date and, absent a written objection from the Backstop Party no later than 10 days after the date of such notice, such terms shall be deemed without further action to be incorporated into this Backstop Commitment Letter.

3.          Backstop Party Representations.  The Backstop Party hereby represents and warrants, solely as to itself, that (a) it has all limited partnership, corporate or other power and authority necessary to execute, deliver and perform this Backstop Commitment Letter, (b) the execution, delivery and performance of this Backstop Commitment Letter by it has been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action by it, (c) this Backstop Commitment Letter has been duly and validly executed and delivered by it and, assuming due execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Backstop Commitment Letter, (d) the execution, delivery and performance by the Backstop Party of this Backstop Commitment Letter do not (i) violate the organizational documents of the Backstop Party or (ii) violate any applicable law or judgment applicable to it, (e) as of the date of this Backstop Commitment Letter, its Backstop Commitment is, and as of the date of commencement of any Rights Offering and as of the Effective Date its Backstop Commitment will be, less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise, (f) it has, as of the date of this Backstop Commitment Letter, and will have, as of the Effective Date, in the aggregate available undrawn commitments and liquid assets at least in the sum of its Backstop Commitment Amount hereunder, and (g) as of November 1, 2019, it and its affiliates (excluding any affiliate that is an Other Backstop Party) beneficially owned, directly or indirectly, [____] shares of PG&E common stock and had a “put equivalent position” (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended) of [____] shares of PG&E common stock (the number of shares beneficially owned less the number of shares in the put equivalent position, as of a date determined by PG&E, but no more than two business days prior to the Allocation Date, being the “Backstop Party’s Shares”).

In addition, the Backstop Party hereby represents and warrants, solely as to itself, as of the date of this Backstop Commitment Letter and as of the Effective Date, that the Backstop Party (i) is acquiring the shares of New HoldCo Common Stock for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any foreign, federal, state or local securities or “blue sky” laws, or with any present intention of distributing or selling such shares in violation of any such laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the shares of New HoldCo Common Stock and of making an informed investment decision, and (iii) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).  The Backstop Party understands that Reorganized HoldCo will be relying on the statements contained herein to establish an exemption from registration under the Securities Act and under foreign, federal, state and local securities laws and acknowledges that the shares of New HoldCo Common Stock will not be registered under the Securities Act or any other applicable law and that such shares may not be transferred except pursuant to the registration provisions of the Securities Act (and in compliance with any other applicable law) or pursuant to an applicable exemption therefrom.

4.          Conditions to Backstop Party Commitment.  The obligations of the Backstop Party to fund its Backstop Commitment to PG&E in accordance with this Backstop Commitment Letter are further expressly conditioned upon and subject to the satisfaction or written waiver by the Backstop Party, in its sole discretion, at or prior to the Effective Date of each of the following conditions, which PG&E acknowledges are an integral part of the transactions contemplated by this Backstop Commitment Letter and without these conditions the Backstop Party would not have entered into this Backstop Commitment Letter.

a.          by December 6, 2019, the Debtors shall have received valid and enforceable Other Backstop Commitments on substantially the same terms and conditions as set forth in this Backstop Commitment Letter that in the aggregate with this Backstop Commitment result in Aggregate Backstop Commitments of no less than the Equity Offering Cap;

b.          other than the consummation of any Permitted Equity Offering or the Rights Offering, the satisfaction of all of the other conditions to the Effective Date provided for in the Plan or the waiver of any such conditions by the Debtors in accordance with the Plan (to the extent the Plan expressly provides for the possibility of such a waiver);

c.          the Bankruptcy Court shall have entered the Confirmation Order, which shall confirm the Plan with such amendments, modifications, changes and consents as are approved by those entities having no less than a majority of the Aggregate Backstop Commitments (such approval not to be unreasonably withheld, conditioned or delayed), and such Confirmation Order shall be in full force and effect, and no stay thereof shall be in effect;

d.           this Backstop Commitment Letter shall have been approved by an order of the Bankruptcy Court and such order shall be in full force and effect, and no stay thereof shall be in effect;

e.           the transactions contemplated herein shall have been authorized by an order of the Bankruptcy Court (which may be the Confirmation Order) such order shall be in full force and effect, and no stay thereof shall be in effect;

f.           total PG&E weighted average earning rate base (including electric generation, electric transmission, electric distribution, gas distribution, gas transmission and storage) for estimated 2021 shall be no less than 95% of $48 billion; and

g.          no result, occurrence, fact, change, event, effect, violation, penalty, inaccuracy or circumstance (whether or not constituting a breach of a representation, warranty or covenant set forth in the Plan) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events, effects, violations, penalties, inaccuracies, or circumstances, (i) would have or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, capitalization, financial performance, financial condition or results of operations, in each case, of the Debtors, taken as a whole, or (ii) would reasonably be expected to prevent or materially delay the ability of the Debtors to consummate the transactions contemplated by this Backstop Commitment Letter or the Plan or perform their obligations hereunder or thereunder (each a “Material Adverse Effect”) shall have occurred; provided, however, that none of the following results, occurrences, facts, changes, events, effects, violations, penalties, inaccuracies, or circumstances shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: (A) the filing of the Chapter 11 Cases, and the fact that the Debtors are operating in bankruptcy (B) results, occurrences, facts, changes, events, effects, violations, inaccuracies, or circumstances affecting (1) the electric or gas utility businesses in the United States generally or (2) the economy, credit, financial, capital or commodity markets, in the United States or elsewhere in the world, including changes in interest rates, monetary policy or inflation, (C) changes or prospective changes in law (other than any law or regulation of California or the United States that is applicable to any electrical utility) or in GAAP or accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (D)  any decline in the market price, or change in trading volume, of any securities of the Debtors, (E) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, credit ratings, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, (F) any wildfire occurring after the Petition Date and prior to January 1, 2020, and (G) one or more wildfires, occurring on or after January 1, 2020, that destroys or damages fewer than 500 dwellings or commercial structures (“Structures”) in the aggregate (it being understood that (I) the exceptions in clauses (D) and (E) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein is a Material Adverse Effect and (II) a Material Adverse Effect shall include the occurrence of one or more wildfires on or after January 1, 2020 destroying or damaging at least 500 Structures within PG&E’s service area at a time when the portion of PG&E’s system at the location of such wildfire was not successfully de-energized).

5.          Termination by the Backstop Party.  Subject to the penultimate paragraph of this Section 5, the Backstop Party may terminate this Backstop Commitment Letter, solely as to itself, by written notice (which shall describe the basis for such termination), on or after the occurrence of any of the following:

a.           the Plan (including as may be amended, modified or otherwise changed) filed by the Debtors (i) does not include Knighthead and Abrams as plan proponents and is not in a form acceptable to each of Knighthead and Abrams or (ii) does not provide for substantially the same classification and treatment, including releases, of all Claims (other than Holdco Other Wildfire Claims and Utility Other Wildfire Claims) as provided in the Debtors’ Joint Chapter 11 Plan of Reorganization filed with the Bankruptcy Court on November 4, 2019;

b.           the condition set forth in Section 4(a) is not satisfied as of December 6, 2019;

c.           the Bankruptcy Court has not entered an order approving this Backstop Commitment Letter on or before December 20, 2019;

d.         subject to Section 11, (i) the Plan has been amended, modified or changed, in each case without the consent of the entities holding a majority of the Aggregate Backstop Commitments (such consent not to be unreasonably withheld, conditioned or delayed) or (ii) any Plan Supplement or any Plan Document shall have been filed or finalized without the consent of entities holding a majority of the Aggregate Backstop Commitments (such consent not to be unreasonably withheld, conditioned or delayed);

e.            the Confirmation Order has not been entered by the Bankruptcy Court on or before June 30, 2020 (the “Outside Date”);

f.            the Effective Date has not occurred on or before 60 days after entry of the Confirmation Order;

g.           the Debtors have failed to perform any of their obligations set forth in this Backstop Commitment Letter, which failure to perform (i) would give rise to the failure of a condition set forth in Section 4(b) or 4(c) and (ii) is incapable of being cured or, if capable of being cured by the Outside Date, the Debtors have not cured within 10 calendar days following receipt by the Debtors of written notice of such failure to perform from the Backstop Party stating the Backstop Party’s intention to terminate this Backstop Commitment Letter pursuant to this Section 5(g) and the basis for such termination;

h.           the occurrence of a Material Adverse Effect;

i.          the occurrence of one or more wildfires in the Debtors’ service territory after the Petition Date and prior to January 1, 2020 that is asserted by any person to arise out of the Debtors’ activities and that destroys or damages more than 500 Structures; provided, however, that any notice of termination under this clause (i) must be given on or before January 15, 2020;

j.           the Debtors’ aggregate liability with respect to Wildfire Claims is determined (whether (i) by the Bankruptcy Court (or the District Court to which the reference has been partially withdrawn for estimation purposes), (ii) pursuant to an agreement between the Debtors and the holders of Wildfire Claims, or (iii) through a combination thereof) to exceed $25.5 billion;

k.           the CPUC fails to issue all necessary approvals, authorizations and final orders to implement the Plan prior to the Outside Date, and to participate in the Go-Forward Wildfire Fund, including: (i) provisions satisfactory to entities holding a majority of the Aggregate Backstop Commitments (such approval not to be unreasonably withheld, conditioned or delayed) pertaining to authorized return on equity and regulated capital structure, (ii) a disposition, satisfactory to entities holding a majority of the Aggregate Backstop Commitments (such approval not to be unreasonably withheld, conditioned or delayed), of proposals for certain potential changes to PG&E’s corporate structure and authorizations for the Utility to operate as a utility, (iii) a resolution, satisfactory to entities holding a majority of the Aggregate Backstop Commitments (such approval not to be unreasonably withheld, conditioned or delayed), of claims for monetary fines or penalties under the California Public Utilities Code for conduct prior to the Petition Date, and (iv) approval (or exemption from approval) of the financing structure and securities to be issued under the Plan;

l.           if at any time after the first day of the Confirmation Hearing, asserted Administrative Expense Claims exceed $250 million, excluding (i) all ordinary course Administrative Expense Claims, (ii) all Professional Fee Claims, (iii) all Disallowed Administrative Expense Claims; and (iv) the portion of an Administrative Expense Claim that is covered by insurance;

m.          (i) there is in effect an order of a governmental authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Plan, or (ii) any law, statute, rule, regulation or ordinance is adopted that makes consummation of the transactions contemplated by the Plan illegal or otherwise prohibited;

n.          the occurrence of one or more wildfires on or after January 1, 2020 destroying or damaging at least 500 Structures within PG&E’s service area at a time when the portion of PG&E’s system at the location of such wildfire was not successfully de-energized;

o.          if as of the Effective Date, the Utility has not both (i) elected, and received Bankruptcy Court approval, to participate in the Go-Forward Wildfire Fund and (ii) satisfied the other conditions to participation in the Go-Forward Wildfire Fund set forth in the Wildfire Legislation;

p.          the Debtors breach the provisions of Section 14(b) and either (i) such breach is incapable of being cured or (ii) if capable of being cured by the Outside Date, the Debtors have not cured within 5 business days following receipt by the Debtors of written notice of such breach from the Backstop Party stating the Backstop Party’s intention to terminate this Backstop Commitment Letter pursuant to this Section 5(p); or

q.           if at any time the Bankruptcy Court determines that the Debtors are insolvent.

PG&E shall promptly, but in no event later than two business days after the relevant occurrence, provide notice to the Backstop Party of (i) the occurrence of any fact, event, or omission that is not publicly disclosed that gives rise or reasonably can be expected to give rise to a termination right under this Section 5 and (ii) the receipt of any termination notice from any Other Backstop Party, including the asserted basis for such termination, whether or not PG&E concurs therewith.

Upon valid termination of this Backstop Commitment Letter by the Backstop Party (such terminating Backstop Party, a “Terminating Backstop Party”) pursuant to any of Section 5(b) through (q), this Backstop Commitment Letter shall be void and of no further force or effect solely with respect to such Terminating Backstop Party is obligated herein, such Terminating Backstop Party shall be released from its Backstop Commitments, undertakings and agreements under or related to this Backstop Commitment Letter, including its Backstop Commitment, except as explicitly provided herein and there shall be no liability or obligation on the part of such Terminating Backstop Party hereunder, except as expressly provided herein.  Notwithstanding any termination by a Terminating Backstop Party, PG&E shall remain liable for the payment of all earned Backstop Commitment Premiums and expense reimbursement obligations in this Backstop Commitment Letter.

The Backstop Party’s obligations under this Backstop Commitment Letter shall automatically terminate in the event that PG&E has not returned a counter-signed copy of this Backstop Commitment Letter agreeing to its terms on or before the date that is two weeks from the day the Backstop Party furnished a signed copy of this Backstop Commitment Letter to PG&E.

The Backstop Party may not seek to (i) assert the failure of any condition precedent to any of its obligations or agreements under this Backstop Commitment Letter or (ii) terminate this Backstop Commitment Letter (including pursuit of any other remedies), in each case unless the Backstop Party has given written notice to PG&E of such assertion or termination.

Notwithstanding anything in this Backstop Commitment Letter to the contrary, any notice of termination under clauses (d), (g), (h), (k), (l) and (m)(ii) shall not be effective unless PG&E has received notices of termination from entities constituting a majority of the outstanding Aggregate Backstop Commitments with respect to the event or circumstance that is the basis for such notice of termination.  PG&E shall provide the Backstop Party with a notice of such effective termination within two business days of the effectiveness of the termination.

In the event that any fact or circumstance would give the Backstop Party the right to terminate under more than one clause in this Section 5, the exercise of a termination right under any one clause shall not prejudice the Backstop Party from exercising a termination right under any other clause based on the same event or circumstance.

6.          Termination by PG&E; Defaulting Backstop Party; Extension Options.  PG&E may terminate this Backstop Commitment Letter (including all Backstop Commitments hereunder) (a) at any time prior to countersigning such Backstop Commitment Letter, (b) if, on any date after December 6, 2019, the condition set forth in Section 4(a) would not be satisfied if tested on such date, (c) in the event of a material breach of a representation or warranty of the Backstop Party set forth in Section 3, (d) in the event that the Backstop Party repudiates this Backstop Commitment Letter, purports to terminate this Backstop Commitment Letter if such purported termination is not a valid termination of this Backstop Commitment Letter as determined in a final order of a court with jurisdiction or fails to fund its Backstop Commitment when required to do so in accordance with this Backstop Commitment Letter, (e) if the Backstop Commitment Amount has been reduced to zero in accordance with Section 7, (f) if the Backstop Party has the right to terminate this Backstop Commitment Letter under clause (h), (i), or (m) of Section 5, or (g) if (i) a third party makes a binding proposal to acquire at least 50% of the outstanding PG&E common stock (including by means of a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction), (ii) either (x) the implementation of such proposal would require the approval of holders of a majority of the PG&E common stock or (y) the price contemplated by such proposal would exceed 160% of the Equity Offering Cap, and (iii) the Board determines in good faith, after consultation with PG&E’s outside legal counsel, that the failure to terminate this Backstop Commitment Letter in response to such proposal would be inconsistent with the exercise of its fiduciary duties to the stockholders of PG&E under applicable law.  In the event of a breach, repudiation, purported termination or failure to fund contemplated by the foregoing clause (c) or (d), the Backstop Party shall be deemed to be a “Defaulting Backstop Party”.  In the event that the Backstop Party becomes a Defaulting Backstop Party, then PG&E may, upon notice to such Defaulting Backstop Party, require the Backstop Party to assign and delegate, without recourse, all its interests, rights (other than any Backstop Commitment Premiums earned prior to the date of such assignment and delegation) and obligations under this Backstop Commitment Letter to a third party that shall assume such obligations (which assignee may be an Other Backstop Party, if an Other Backstop Party accepts such assignment and delegation).  Notwithstanding any termination by PG&E under Sections 6(b), (e), (f) or (g), PG&E shall remain liable for the payment of all earned Backstop Commitment Premiums and expense reimbursement obligations in this Backstop Commitment Letter.

In the event that any fact or circumstance would give PG&E the right to terminate under more than one clause in this Section 6, the exercise of a termination right under any one clause shall not prejudice PG&E from exercising a termination right under any other clause based on the same event or circumstance.

Notwithstanding anything to the contrary herein, this Backstop Commitment Letter shall automatically terminate on January 20, 2020 (the “Initial Termination Date”).  Provided that this Backstop Commitment Letter remains in full force and effect and has not been otherwise terminated, PG&E may extend the Initial Termination Date to April 30, 2020 (the “First Extension Date”) upon providing written notice to the Backstop Party of its intent to exercise this option (the “First Extension Notice”) no later than three days prior to the Initial Termination Date.  In the event that PG&E has provided the Backstop Party a timely and proper First Extension Notice and this Backstop Commitment Letter remains in full force and effect, PG&E may extend the First Extension Date to the Outside Date (the “Second Extension Date”) upon providing written notice to the Backstop Party of its intent to exercise this option (the “Second Extension Notice”) no later than three days prior to the First Extension Date.  In the event that PG&E has provided the Backstop Party a timely and proper Second Extension Notice and this Backstop Commitment Letter remains in full force and effect, PG&E may extend the Second Extension Date to the 60th day following the Outside Date (the “Third Extension Date”) upon providing written notice to the Backstop Party of its intent to exercise this option (the “Third Extension Notice”) no later than three days prior to the Second Extension Date.

7.          Reduction of Commitments by PG&E.

a.           In the event that on or prior to December 6, 2019 (the “Commitment Deadline”), PG&E receives Aggregate Backstop Commitments that exceed the Equity Offering Cap (such excess, the “Overallotment Amount”), then, on the earlier of (x) five business days thereafter and (y) December 9, 2019 (the “Allocation Date”), the Backstop Commitment Amount shall be automatically reduced by an amount equal to the Backstop Party’s pro rata share of the Overallotment Amount, which shall be calculated as a percentage equal to the Backstop Commitment Amount divided by the Aggregate Backstop Commitments that PG&E received as of the Commitment Deadline; provided, however, that the amount of such reduction shall not exceed 35% of the Backstop Commitment Amount.  Notwithstanding the foregoing, on the Allocation Date, in the event there is an Overallotment Amount and for the purpose of curing such Overallotment Amount, PG&E may reduce the Backstop Commitment Amount as to any Backstop Party to the extent such reduction is reasonably advisable (based on the advice of the Debtors’ tax advisors after consultation with Jones Day) in order to avoid an “ownership change” within the meaning of Section 382 and the Treasury Regulations promulgated thereunder or to otherwise preserve the ability of the Debtors to utilize their NOLs; provided that such reduction may not be below the amount of Backstop Commitments at which such Backstop Party would maintain its existing percentage ownership of the total outstanding shares of PG&E common stock.  Within three business days of the Allocation Date, PG&E shall provide the Backstop Party with a notice of any adjustment to its Backstop Commitment Amount under this Section 7(a).

b.         In the event that, after the Commitment Deadline, the Debtors (i) receive binding commitments providing for funding from any Additional Capital Sources that (A) have conditions to funding and commitment termination rights that are no less favorable to PG&E than those in this Backstop Commitment Letter and (B) are approved by an order of the Bankruptcy Court, or (ii) actually obtain funding from any Additional Capital Sources, then (x) in the case of clause (i), PG&E may reduce the Backstop Commitment Amount, and (y) in the case of clause (ii), the Backstop Commitment Amount shall be automatically reduced (if not already reduced pursuant to clause (i)), in each case by an amount equal to (A) the amount of such funding, times (B) a fraction, (1) the numerator of which is the Backstop Commitment Amount immediately prior to such reduction and (2) the denominator of which is the Aggregate Backstop Commitments as of immediately prior to such reduction.  Any reduction in the Backstop Commitment pursuant to this Section 7(b) shall not reduce any Backstop Commitment Premium earned prior to the date of such reduction.

c.           In the event that the Debtors consummate any Permitted Equity Offering or Rights Offering, the Backstop Commitment Amount shall be automatically reduced by an amount equal to (i) the net cash proceeds of such Permitted Equity Financing or such Rights Offering, as applicable, times (ii) a fraction, (A) the numerator of which is the Backstop Commitment Amount immediately prior to such reduction and (B) the denominator of which is the Aggregate Backstop Commitments as of immediately prior to such reduction.

d.         The Debtors shall provide notice to the Backstop Party in the event that the Backstop Commitment Amount is reduced as provided above.  References herein to “Backstop Commitment Amount” or “Backstop Commitment” mean such amounts as adjusted in accordance with the terms of this Backstop Commitment Letter. Any Backstop Commitments that have been terminated or reduced shall be terminated or reduced, as applicable, permanently.

8.        Assignment.  This Backstop Commitment Letter (a) is not assignable by the Backstop Party, and any purported assignment shall be null and void ab initio; provided, however, Backstop Party may assign its Backstop Commitment, in whole or in part, to (i) another Backstop Party, (ii) an affiliate of the Backstop Party, or (iii) an investment fund or separately managed account the primary investment advisor or sub advisor to which is a Backstop Party or an affiliate thereof, to the extent such assignee Backstop Party agrees in writing to assume all obligations hereunder of such Backstop Party in connection with such Backstop Commitment, and any assignment under this proviso shall not relieve the Backstop Party from its obligations under this Backstop Commitment Letter, and (b) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the parties hereto.  Notwithstanding the foregoing, a Backstop Party may assign all or any portion of its obligations hereunder to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended), without the consent of any party, provided, however, that (i) absent the prior written consent of PG&E, such assignee (including any Entity) does not, and as a result of such assignment will not, beneficially own more than 4.75% of the Aggregate Backstop Commitments and (ii) any assignment under this sentence shall not relieve the Backstop Party from its obligations under this Backstop Commitment Letter.

9.          Entire Agreement.  This Backstop Commitment Letter, including all exhibits hereto, constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings, both written and oral, between the parties hereto (or any of their respective affiliates) with respect to the subject matter hereof (including the Chapter 11 Plan Backstop Commitment Letter dated as of September 9, 2019, September 13, 2019, or October 20, 2019, if applicable) and, subject to the terms hereof, shall become effective and binding upon the mutual exchange of fully executed counterparts by each of the parties hereto.

10.         Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Backstop Commitment Letter shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction.  By its execution and delivery of this Backstop Commitment Letter, each of the parties hereto irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Backstop Commitment Letter or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought only in the Bankruptcy Court.  By execution and delivery of this Backstop Commitment Letter, each of the parties hereto irrevocably accepts and submits itself to the exclusive jurisdiction of the Bankruptcy Court with respect to any such action, suit or proceeding.  EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO ABOVE.

11.       Amendment; Waiver; Counterparts.  This Backstop Commitment Letter may not be amended or waived by or on behalf of the Backstop Party, and no consent may be given hereunder by or on behalf of the Backstop Party (including to an amendment or waiver of any provision of the Plan), except in writing signed by the holders of a majority of the Aggregate Backstop Commitments (whether or not the Backstop Party signs such amendment or waiver), and confirmed in writing by the Company; provided, however, that without the prior written consent of the Backstop Party, this Backstop Commitment Letter may not be amended to (a) increase the amount of the Backstop Commitment Amount or Backstop Commitment; (b) decrease the Backstop Commitment Premium; (c) extend the Backstop Commitment beyond the Third Extension Date; (d) amend the definition of “Backstop Price” or any component thereof; (e) amend, modify, or waive the conditions in clauses (d), (e) or (f) of Section 4; (f) increase the amount of the Equity Offering Cap or amend, modify or waive any provision of this Agreement so as to permit the aggregate amount of Additional Capital Sources plus the aggregate amount of proceeds of any Equity Offering plus the aggregate amount of proceeds funded under the Backstop Commitments to exceed the Equity Offering Cap; (g) amend, modify or waive Sections 2(e) and (f); (h) amend, modify or waive clauses (a), (b), (c), (e), (f), (i), (j), (m)(i), (n), (o), (p) or (q) of Section 5, the first sentence of the penultimate paragraph of Section 5, this proviso to Section 11 or Section 14(b); (i) amend, modify or waive the last sentence of Section 1(b); or (j) amend, modify or waive clause (iii) of Section 2(d).  This Backstop Commitment Letter may be executed in any number of counterparts, each of which will be an original, and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of this Backstop Commitment Letter by e-mail or portable document format (PDF) will be effective as delivery of a manually executed counterpart of this Backstop Commitment Letter.

12.        Notices.  All notices required or permitted to be given under this Backstop Commitment Letter, unless otherwise stated herein, shall be given by overnight courier at the addresses specified below, or at such other address or addresses as a party may designate for itself in writing, or by email (if confirmed) at the email addresses specified below:

If to the Backstop Party, to the name, address and email address located on the Backstop Party’s signature page to this Backstop Commitment Letter.

If to the Debtors:

PG&E Corporation
77 Beale Street
P.O. Box 770000
San Francisco, California 94177
Attention: Janet Loduca, Senior Vice President and General Counsel

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Attention:  Richard Hall; Paul Zumbro
Email:  RHall@cravath.com; PZumbro@cravath.com

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Attention:  Stephen Karotkin
Email:  Stephen.karotkin@weil.com

13.         No Liability.  Notwithstanding anything that may be expressed or implied in this Backstop Commitment Letter, each party hereto acknowledges and agrees that no person other than the Backstop Party (and it permitted assigns) shall have any obligation hereunder (subject to the limitations provided herein) or in connection with the transactions contemplated hereby and that (a) notwithstanding that any Backstop Party may be a partnership, limited partnership or limited liability company, no recourse (whether at law, in equity, in contract, in tort or otherwise) hereunder or under any document or instrument delivered in connection herewith, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against any former, current or future direct or indirect equity holder, controlling person, general or limited partner, shareholder, member, investment manager or adviser, manager, director, officer, employee, agent, affiliate, assignee, representative or financing source of any of the foregoing) (any such person or entity, other than such Backstop Party, a “Related Party”) or any Related Party of any such Related Party, including, without limitation, any liabilities arising under, or in connection with, the Plan or this Backstop Commitment Letter and the transactions contemplated thereby and hereby, or in respect of any oral representations made or alleged to be made in connection therewith or herewith), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Related Party of the Backstop Party or any Related Party of any such Related Party under this Backstop Commitment Letter or any document or instrument delivered in connection herewith or with the Plan Term Sheet or the Plan (or in respect of any oral representation made or alleged to be made in connection herewith or therewith) or for any action (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of such obligations hereunder or by their creation.

14.         Plan Support.

a.          For as long as this Backstop Letter Agreement is in effect, the Backstop Party shall (i) use all reasonable efforts to support the Plan with respect to the treatment of HoldCo Common Interests and to act in good faith to consummate the Plan with respect to any Equity Offering and the Backstop Commitments, (ii) to the extent the Backstop Party is entitled to vote on the Plan and, with respect to Claims, controls the votes, timely vote (or cause to be voted) all of its HoldCo Common Interests and Claims to accept the Plan (and not to change or withdraw any such vote), and (iii) timely vote (or cause to be voted) its HoldCo Common Interests and Claims to reject any plan of reorganization other than the Plan; provided, however, that unless the Claims held by the Backstop Party receive no less favorable treatment than other similarly situated Claims under the Plan, then the obligations of the Backstop Party under clauses (i), (ii) and (iii) shall not apply to the Backstop Party’s Claims.  This Section 14 shall apply solely to the Backstop Party and not to any of its subsidiaries or other affiliates.

b.          To the extent that the Debtors provide, directly or indirectly, another creditor holding a Funded Debt Claim with more favorable treatment to such creditor’s Funded Debt Claim than provided to the Backstop Party holding a similarly situated Funded Debt Claim (it being understood that Funded Debt Claims are not similarly situated unless they have substantially the same interest rate and tenor and the same obligor), the Debtors shall take all actions so that such more favorable treatment shall apply to the Backstop Party’s similarly situated Funded Debt Claim, including by amending the Plan to provide for the application of such more favorable treatment to the Backstop Party’s Claims.

c.          The rights of the Backstop Party under Section 5(p), Section 11 (with respect to Section 5(p) or Section 14(b)) and Section 14(b) are personal to the Backstop Party and may not be assigned to any person (it being agreed that the Backstop Party may assign its other rights under this Backstop Commitment Letter in accordance with Section 8).

15.        The Backstop Party shall not be required, pursuant to the terms of this Backstop Commitment Letter, to acquire or purchase any securities or indebtedness in connection with any Equity Offering that, pursuant to the terms of a Backstop Commitment Letter or other agreement, are to be acquired or subscribed for by any other party, nor shall the Backstop Party be required, pursuant to the terms of this Backstop Commitment Letter, to pay any money or other consideration, or exchange any claims whatsoever, which are owing from, or to be transferred from or by, any other party pursuant to the terms of another Backstop Commitment Letter or other agreement.  Nothing in this Backstop Commitment Letter shall be deemed to constitute an agreement or a joint venture or partnership with or between any other person or entity nor constitute any party as the agent of any other person or entity for any purpose.  For the avoidance of doubt, no Backstop Party shall, nor shall any action taken by a Backstop Party hereunder, be deemed to be acting in concert with any other person or entity with respect to the Backstop Commitment or any other matter nor shall the Backstop Commitments hereunder create a presumption that the Backstop Party is in any way acting in concert or as a group with any other person or entity whether as a result of this commitment or otherwise.

16.        Each party hereto confirms that it has made its own decision to execute this Backstop Commitment Letter based upon its own independent assessment of documents and information available to it, as it has deemed appropriate.

17.       Except as expressly provided in this Backstop Commitment Letter, (a) nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each party hereto to protect and preserve its rights, remedies and interests, including, without limitation, any claims against or interests in any of the Debtors or other parties, or its full participation in any bankruptcy proceeding, and (b) the parties hereto each fully preserve any and all of their respective rights, remedies, claims and interests as of the date hereof and upon a termination of this Backstop Commitment Letter.  Further, nothing in this Backstop Commitment Letter shall be construed to prohibit any party hereto from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are consistent with this Backstop Commitment Letter and the Plan, and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the transactions contemplated by the Plan.

18.       Tax Treatment of Backstop Commitment Premium. Except as otherwise required by a final determination by an applicable taxing authority (including with respect to an Other Backstop Commitment Letter) or change in applicable law:  (A) the Backstop Party and the Debtors hereto agree to treat, for U.S. federal income tax purposes, the entering into of the Backstop Commitment pursuant to this Backstop Commitment Letter as the sale of a put option by the Backstop Party to the Debtors and the Backstop Commitment Premium as the sale price for such put option; and (B) the Backstop Party and the Debtors shall not take any position on any tax return or otherwise take any action related to taxes inconsistent with such treatment  (which, for the avoidance of doubt, in the case of the Debtors, shall include any position or action with respect to the Other Backstop Commitment Letters).

19.       Press Releases.  The Debtors shall not issue any press release or otherwise make any public statement that identifies the Backstop Party without the Backstop Party’s prior written consent; provided that the Debtors shall be permitted to identify the Backstop Party in any filing required to be made with the SEC but only to the extent that the identification of the Backstop Party is expressly required.

[signature page follows]

Sincerely,

Backstop Party:

By:
Name:
Title:

Notice Information:

Accepted and agreed this ____ day of ___________, 2019, by:

PG&E CORPORATION

By:
Name: [●]
Title: [●]

Exhibit A

Backstop Terms

Backstop Party	Backstop Commitment Amount (rounded to the nearest cent)
[Backstop Party]	$

Payments

The Backstop Commitment Premium shall be earned as follows:

●
95.5 basis points of the Backstop Commitment Premium shall be earned on the later to occur of (a) the date that the Backstop Party and PG&E have fully executed this Backstop Commitment Letter and (b) Bankruptcy Court approval of this Backstop Commitment Letter, unless this Backstop Commitment Letter shall have earlier been terminated;

●	159.1 basis points of the Backstop Commitment Premium shall be earned on the date on which the Backstop Party receives the First Extension Notice;

●	318.2 basis points of the Backstop Commitment Premium shall be earned on the date on which the Backstop Party receives the Second Extension Notice; and

●	63.6 basis points of the Backstop Commitment Premium shall be earned on the date on which the Backstop Party receives the Third Extension Notice

In addition, if PG&E terminates this Backstop Commitment Letter pursuant to Section 6(g), 100% of the Backstop Commitment Premium shall be fully earned and become due and payable in cash three business days after the date of such termination.  In the event that a plan of reorganization for the Debtors that is not the Plan is confirmed by the Bankruptcy Court, then the Backstop Commitment Premium shall be payable in cash if elected by the Backstop Party.

Except as provided in the immediately preceding paragraph, the Backstop Commitment Premium shall be payable in shares of New HoldCo Common Stock to be issued on the Effective Date, based on the Backstop Price.

Certain Defined Terms

“Applicable Utility Index Multiple” shall mean the average normalized 2021 estimated price-to-earnings ratio of the U.S. regulated utilities in the S&P 500 Utilities (Sector) Index (after excluding AES, AWK, EXC, NRG, PEG, and PPL) over the 20-day trading period before the applicable measurement date per Capital IQ Consensus Estimates.

“Backstop Commitment Premium” shall mean a commitment premium equal to 634.6 basis points on the total amount of Backstop Commitment Amount.  If and when any portion of the Backstop Commitment Premium is earned in accordance with the foregoing provisions of this Exhibit A, it shall be calculated by reference to the Backstop Commitment Amount immediately after the Allocation Date and shall not be subject to reduction based upon any subsequent reduction of the Backstop Commitment Amount or termination of this Backstop Commitment Letter, other than termination pursuant to Section 6(c) or 6(d) of this Backstop Commitment Letter.

“Backstop Multiple” shall mean the lesser of (a) 10 and (b) 10 times one plus the percentage change of the Applicable Utility Index Multiple as measured on November 1, 2019 and the fifth business day prior to the Effective Date.  For the avoidance of doubt, the Backstop Multiple shall never exceed 10.

“Backstop Price” means (a) the Backstop Multiple times (b) the Normalized Estimated Net Income as of the Determination Date, divided by (c) the number of fully diluted shares of PG&E (calculated using the treasury stock method) that will be outstanding as of the Effective Date (assuming all equity is raised by funding all Aggregate Backstop Commitments).

“Backstop TBM Trust” means a trust established by the Utility to monetize Tax Benefits for the benefit of the Backstop Party and the Other Backstop Parties.

“Backstop TBM Trust Agreement” means a trust agreement by and between the Reorganized Utility, the Backstop TBM Trust, and the Backstop TBM Trustee, in a form reasonable acceptable to the holders of a majority of the Aggregate Backstop Commitments, which shall provide for the periodic distribution of assets of the Backstop TBM Trust to the holders of Backstop TBM Trust Interests.

“Backstop TBM Trust Interests” means interests in the Backstop TBM Trust.

“Backstop TBM Trustee” means an individual approved by a majority of the holders of the Aggregate Backstop Commitments to serve as trustee of the Backstop TBM Trust, and any successor thereto appointed pursuant to the Backstop TBM Trust Agreement.

“Board” means the Board of Directors of PG&E.  With respect to any matter, references to the Board include a committee of the Board that is duly authorized to act with respect to such matter.

“Code” means the Internal Revenue Code of 1986, as amended.

“Determination Date” shall mean the earlier of (a) the first day of the Confirmation Hearing and (b) if (i) the Per Share Price for a Permitted Equity Offering is to be finally determined prior to such first day, the date of such determination or (ii) if the exercise price of the Rights is finally determined prior to such first day, the date of such determination.

“Normalized Estimated Net Income” shall mean, in each case with respect to the estimated year 2021, (a) on a component-by-component basis (e.g., distribution, generation, gas transmission and storage, and electrical transmission), the sum of (i) the Utility’s estimated earning rate base for such component, times (ii) the equity percentage of the Utility’s authorized capital structure, times (iii) the Utility’s authorized rate of return on equity for such component, less (b) the projected post-tax difference in interest expense or preferred dividends for the entire company and the authorized interest expense or preferred dividends expected to be collected in rates, less (c) the amount of the Utility’s post-tax annual contribution to the Go-Forward Wildfire Fund.

“Section 382” means Section 382 of the Code, or any successor provision or replacement provision.

“Tax Benefits” means the difference between (a) the income taxes actually paid by the Reorganized Utility and (b) the income taxes that the Reorganized Utility would have paid to the taxing authorities for such taxable year if the net operating losses of the Utility and any deductions arising from the payment of Wildfire Claims and Subrogation Claims were not available.

“Tax Receivable Agreement” means an agreement between the Reorganized Utility and the Backstop TBM Trust pursuant to which the Reorganized Utility agrees to deposit cash into the Backstop TBM Trust in an amount equal to the Tax Benefits arising after the first $1.350 billion of Tax Benefits starting with fiscal year 2020.

“Treasury Regulations” means final, temporary and proposed tax regulations promulgated under the Code, as amended.

Schedule 1

New Backstop Commitment Letters

New Backstop Party	Backstop Commitment Amount (rounded to the nearest penny)
BG Backstop Partners, L.L.C.	$1,500,000,000.00
GoldenTree Asset Management LP, on behalf of certain funds and accounts for which it serves as investment advisor	$1,150,000,000.00
Appaloosa LP, on behalf of the funds for which it acts as investment adviser	$750,000,000.00
Pentwater Capital Management LP, on behalf of certain of its managed funds	$540,000,000.00
Attestor Value Master Fund LP	$500,000,000.00
Anchorage Capital Master Offshore, Ltd.	$500,000,000.00
MFN Partners, LP	$500,000,000.00
Abrams Capital Partners II, L.P.	$270,294,000.00
Abrams Capital Partners I, L.P.	$17,969,000.00
Riva Capital Partners V, L.P.	$80,000,000.00
Whitecrest Partners, LP	$31,737,000.00
Knighthead Capital Management, LLC, solely on behalf of certain funds and accounts it manages and/or advises	$400,000,000.00
Redwood Master Fund, Ltd.	$233,905,682.00
Redwood Drawdown Master Fund II, L.P.	$91,094,318.00
Centerbridge Credit Partners Master, L.P.	$225,021,760.00
Centerbridge Special Credit Partners III, L.P.	$74,978,240.00
Blackbird Bay I LLC	$139,600,000.00
Blackbird Bay II LLC	$160,400,000.00
Redwood IV Finance 1, LLC	$60,000,000.00
TAO Finance 1, LLC	$140,000,000.00
Stonehill Capital Management, LLC, solely on behalf of certain funds and accounts it manages and/or advises	$50,000,000.00
Total	$7,415,000,000.00